Exhibit (h)(1)(a)

Schedule A

6th AMENDMENT TO

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated _____, 2025 to the Fund Administration Servicing Agreement dated September 14, 2009 (the “Agreement”), as amended from time to time, is entered by and between Guinness Atkinson Funds, a Delaware statutory trust (the “Trust”) and Mutual Fund Administration, LLC, a California limited liability company (“MFAC LLC”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and MFAC LLC desire to amend the Agreement to update the fund list on the Fee Schedule; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Agreement, MFAC LLC and the Trust hereby agree as follows:

1.	Schedule B, as set forth below, constitute the current schedule B to the Agreement.

2.	By executing below, the undersigned parties hereby agree that this amendment will remain effective through _______.

MUTUAL FUND ADMINISTRATION, LLC

BY:
PRINTED NAME: Rita Dam
TITLE: Co-CEO

GUINNESS ATKINSON FUNDS

BY:
PRINTED NAME: James J. Atkinson, Jr.
TITLE: President

Schedule B

Fee Schedule1

Administration Services Fees:

-	See attached Services List

Basis Points	Average Net Assets for the Fund Complex

5.0 bp	First $250 million
3.0 bp	Next $250 million
1.0 bp	Thereafter

Annual Minimum*

$165,000 plus $5,000 for each additional Fund over eight (8)

$ 5,000	For each additional share class

*	The complex minimum is calculated at the Trust level and only applies if greater than the basis points fee schedule.

1 Funds:

•	Guinness Atkinson Alternative Energy Fund
•	Guinness Atkinson Asia Focus Fund
•	Guinness Atkinson China & Hong Kong Fund
•	Guinness Atkinson Global Energy Fund
•	Guinness Atkinson Global Innovators Fund
•	Guinness Atkinson Smart Transportation & Technology ETF
•	Guinness Atkinson Asia Pacific Dividend ETF
•	Guinness Atkinson Dividend Builder ETF
•	Guinness Atkinson Sustainable Energy ETF
•	Guinness Atkinson U.S. Dividend Builder ETF
•	Guinness Atkinson International Dividend Builder ETF
•	Guinness Atkinson Real Assets Income ETF

Out-Of-Pocket Expenses

Including but not limited to: postage, stationery, proxies, insurance, EDGAR filings, retention of records, federal and state regulatory filing fees, expenses from Board of Trustees meetings, conversion expenses (if necessary), and all other standard and necessary out-of-pocket expenses.

1 Effective December 15, 2025.